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                                                                   Exhibit 23(b)



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Applied Innovation Inc.:


We consent to incorporation by reference in this registration statement on Form S-8 of Applied Innovation Inc. of our reports dated February 5, 2002, relating to the consolidated balance sheets of Applied Innovation Inc. as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2001, which reports appear in the December 31, 2001 annual report on Form 10-K of Applied Innovation Inc.


/s/ KPMG LLP

Columbus, Ohio
October 23, 2002